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                                                                  EXHIBIT 10.80

CORPORATE NOTE


SEPTEMBER 13, 2001

FOR VALUE RECEIVED, Heartsoft, Inc. promises to pay to the order of:

                                Ms. Juanita Seng


the sum of $22,981 (twenty-two thousand nine hundred eighty-one dollars), for past expenses with interest from September 30, 2001 until paid, at the rate of eight percent (8%) per annum.

This Note, together with all interest due, is payable on November 30, 2001.

Heartsoft shall reserve the right to prepay the principle of this Note, together with all such accrued interest at the time of prepayment in whole or in part prior to its due date without premium or penalty.

Heartsoft, signers, and endorsers of this Note severally waive demand, presentment, notice of dishonor, diligence in collection and notice of protest and agree to all extensions and partial payments before or after maturity, without prejudice to the holder. This written Note represents the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.

Heartsoft, Inc.


by: /s/ Benjamin P. Shell
    -----------------------------
    Benjamin P. Shell
    Chief Executive Officer